Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of August 27, 2025, by and between STUBHUB HOLDINGS, INC., a Delaware corporation (the “Company”), and MARK STREAMS (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are party to that certain Employment Agreement, dated as of October 16, 2023 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to engage the Executive on the terms and conditions set forth in this Agreement, which shall supersede the terms and conditions of the Prior Agreement in its entirety as of the Effective Date, and the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position, Duties and Location.

(a) Position and Duties.

(i) The Company shall continue to employ the Executive, and the Executive accepts such continued employment, upon the terms and conditions set forth in this Agreement. The Executive shall be formally appointed as Chief Legal Officer of the Company as of July 1, 2025, and during the Term (as defined in Section 2 below), the Executive will serve as Chief Legal Officer of the Company, with the responsibilities, duties and authority that are consistent with the Executive’s past practice and that may be assigned to the Executive from time to time by the Reporting Officer (as defined in Section 1(a)(iv) below).

(ii) During the Term, the Executive will continue to serve as a member of the Board of Directors (the “Board”) of the Company. In addition, during the Term, the Executive shall serve as Secretary of the Board if so designated by the Company’s Chief Executive Officer.

(iii) During the Term, the Executive will continue to serve as the Executive Vice Chairman of the Company, and, in such capacity, will continue to be a senior executive of Company, with the responsibilities, duties and authority to oversee and advise on such strategic, corporate and business matters of the Company that may be assigned to the Executive from time to time by the Reporting Officer.

(iv) During the Term, the Executive will (i) report to either (A) the Chairman of the Board (so long as the Chairman of the Board is Eric Baker and/or a full-time employee of the Company), (B) the Company’s Chief Executive Officer or (C) the Company’s President (as applicable, the “Reporting Officer”) and (ii) devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company.

(v) Subject to the Executive’s ability to terminate for Good Reason (as defined below), the Company may change the Executive’s duties and responsibilities during the Term.

(b) Location and Business Travel. During the Term, the Executive will work at the Company’s Century City, Los Angeles office as his primary work location, or at any other Company office location within fifteen (15) miles of Century City that the Reporting Officer designates. If the Reporting Officer requires the Executive to permanently work at an office outside of such geographic area, the Executive may work remotely. The Executive will be required to travel to New York and other locations as reasonably necessary to perform the Executive’s duties hereunder.

2. Term. The term of the Executive’s employment with the Company under this Agreement will be deemed to have commenced on July 1, 2025 (the “Effective Date”) and continue until the Executive’s employment hereunder is terminated in accordance with Section 4 hereof (such period, the “Term”). For the sake of clarity, the Prior Agreement will continue in effect until the Effective Date and will then terminate and cease to be of further force or effect on the Effective Date.

3. Compensation and Benefits.

(a) Base Salary. The Executive’s annual base salary during the Term will be $2,000,000 (the “Base Salary”). The Base Salary will be subject to applicable tax withholdings and any required deductions and will be payable in equal installments in accordance with the Company’s regularly scheduled payroll practice.

(b) Annual Bonus. For each calendar year ending during the Term and subject to the Executive’s continued employment through the applicable payment date, the Company will pay the Executive a guaranteed annual bonus of $1,000,000 (the “Annual Bonus”). The Annual Bonus will be paid on or before January 15 of the calendar year following the calendar year to which the Annual Bonus relates, beginning on January 15, 2026. The Annual Bonus will be payable in cash if, as of the payment date, the Class A common stock of the Company (or its successor) is not listed for trading on a recognized securities exchange (the date of such listing, the “Listing Date”). Following the occurrence of a Listing Date, the Annual Bonus may be payable, in the Company’s sole discretion, in either (but not both) (i) cash, on or before January 15th of the calendar year following the calendar year to which the Annual Bonus relates or (ii) such number of shares of Class A common stock of the Company that have been registered on a Form S-8 or otherwise equal to $1,000,000, divided by the Fair Market Value (as defined in the Company’s 2022 Omnibus Incentive Plan) of a share of Class A common stock of the Company as of January 15th of the applicable calendar year, on January 15th of the calendar year following the calendar year to which the Annual Bonus relates; provided that, with respect to clause (ii), if the applicable shares are subject to a Lock-Up Period (as defined in the Company’s 2022 Omnibus Incentive Plan), then the parties acknowledge and agree that the delivery of such shares shall be deferred until the earlier of (A) the date such Lock-Up Period ends or (B) March 15th of the calendar year following the calendar year to which the Annual Bonus relates.

(c) Employee Benefits. During the Term, the Executive will be eligible to participate in each employee benefit plan that the Company has adopted or may adopt, maintain or contribute for the benefit of all of its employees generally (including, without limitation, PTO), as well as the same medical and health-care insurance plan coverage provided to other senior executives (excluding the Company’s CEO and President) of the Company (currently, United Healthcare Oxford medical and vision insurance coverage, and Armadacare vision, dental and emergency insurance coverage). Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement, except those benefits specifically identified in this Section 3(c).

(d) Equity Awards. Concurrently with the execution of this Agreement, the Company will grant the Executive 10,363 restricted stock units (collectively, the “RSUs”) in accordance with the StubHub Holdings, Inc. Restricted Stock Unit Grant Notice and Award Agreement attached as Exhibit A (collectively, the “RSU Grant Notice and Award Documents”). Commencing on July 1, 2026, and on an annual basis thereafter on the following July 1 of each calendar year, the Company will, in its sole discretion, elect to either (i) pay the Executive $2,000,000 in cash, payable in equal installments on the last day of each calendar month over the following twelve (12)-month period, subject to the Executive’s continued employment through each applicable payment date, or (ii) grant the Executive restricted stock units with a grant date fair value in the aggregate of $2,000,000, which shall vest ratably over the following twelve (12)-month period, pursuant to a grant notice and award agreement substantially in the form attached as Exhibit A.

(e) IPO Cash Bonus. Subject to the Executive’s continued employment through the applicable payment date, the Executive shall be eligible to earn a one-time bonus of $2,000,000 (the “IPO Cash Bonus”) related to the Company’s potential initial public offering (“IPO”), to be payable in the following increments upon the achievement of the following milestones: (i) $1,000,000 payable upon the earlier to occur of (a) January 15, 2027 or (b) the date of pricing of the IPO (the “IPO Date”), and (ii) $1,000,000 payable on the date that is twelve (12) months following the IPO Date; provided that, with respect to clause (ii), if the IPO Date occurs prior to January 15, 2027, then the second installment of the IPO Cash Bonus will not be payable in cash and the Company will instead grant the Executive restricted stock units on the IPO Date with a grant date fair value in the aggregate of $1,000,000 (the “IPO RSUs”), which shall vest, based on the Executive’s continued employment, on the twelve (12)-month anniversary of the IPO Date, pursuant to a grant notice and award agreement substantially in the form attached as Exhibit B (collectively, the “Form IPO RSU Grant Notice and Award Documents”), including any modifications thereto that do not adversely affect the Executive in any material respect.

(f) GC Bonus. The Executive shall be eligible to receive a cash bonus of $500,000 (the “GC Bonus”), to be payable in the following increments upon the achievement of the following milestones: (i) $250,000 payable upon the date a General Counsel commences employment with the Company (the “GC Date”), subject to the Executive’s continued employment through the applicable payment date, and (ii) $250,000 payable on the date that is twelve (12) months following the GC Date. For the avoidance of doubt, no installment of the GC Bonus is payable unless and until the GC Date occurs.

(g) Business Expenses. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy. For the avoidance of doubt, the Company will reimburse the Executive for business class airfare, airport ground transportation charges, and reasonable hotel or Airbnb expenses, in each case, related to the Executive’s travel for Company business. In addition, during the Term, the Company will continue to reimburse the Executive for his annual California state bar dues and his CLE (continuing legal education) expenses incurred to maintain his good standing with the California state bar not to exceed $1,000 per year.

(h) Legal Fees. Within fifteen (15) days of submission of appropriate documentation, the Company shall pay up to $10,000 for legal fees actually incurred by Executive in connection with review and negotiation of this Agreement, subject to the Executive’s submission of appropriate invoices.

(i) Directorship Resignation. Concurrently with the occurrence of a Listing Date, the Executive will voluntarily resign as a director of YSG Safe Processing Limited.

(j) Sale Rights. The Executive shall be provided with the Sale Rights as set forth on Exhibit C attached hereto.

4. At-Will Employment. The Executive’s employment with the Company will be “at will” and the Executive’s employment will not be for any specified period of time and can be terminated by the Executive or the Company at any time; provided that the Executive agrees to provide the Company with no less than thirty (30) days written notice of any voluntary termination without Good Reason (as defined in Section 4(b)(iv) below), it being agreed that the Company may, in its discretion, shorten such thirty (30) day period and have the Executive’s termination of employment be effective as of an earlier date. The “at-will” nature of the Executive’s employment will remain unchanged during the Executive’s employment as an employee and may not be modified, except by written consent between the Executive and the Company’s Chief Executive Officer. Upon any termination of employment, the Company will provide the Executive with the Accrued Benefits (as defined in Section 4(b)(i) below).

(a) Termination by the Company. The Company may terminate the Executive’s employment at any time and for any reason. If the Company terminates the Executive’s employment for any reason other than due to Disability (as defined in Section 4(b)(iii) below) or for Cause (as defined in Section 4(b)(ii) below) or if the Executive terminates for Good Reason, subject to the Executive’s execution, within fifty (50) days after the Executive’s termination date, and non-revocation of a general release of claims in a form provided by the Company which shall not contain any mitigation, offset or restrictive covenants which are longer or more onerous on the Executive than those to which he is already subject (the “Release”) and the Executive’s continued compliance with the Proprietary Information, Inventions and Non-Compete Agreement to which the Executive is currently a party, the Company will provide the following additional benefits: (i) the Company will pay the Executive an aggregate amount equal to nine (9) months of the

Executive’s Base Salary in equal ratable installments in accordance with the Company’s payroll practices during the nine (9) month period following the Executive’s termination date, (ii) an amount equal to the Annual Bonus multiplied by a fraction whose numerator is the number of calendar days the Executive was employed by the Company during the calendar year in which the date of termination occurs and whose denominator is 365, payable in a lump sum within sixty (60) days following the date of termination, (iii) provided the Executive timely elects continued coverage under COBRA, the Company will pay the Executive’s COBRA premiums necessary to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the date of termination and ending on the earliest to occur of: (1) the nine (9)-month anniversary of the date of termination; (2) the date the Executive and the Executive’s dependents, if applicable, become eligible for group health insurance coverage through a new employer; and (3) the date that the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination, (iv) vesting of the RSUs in accordance with the terms of the RSU Grant Notice and Award Documents, and (v) to the extent granted, such pro-rated number of the IPO RSUs (determined by multiplying the total number of the IPO RSUs by a fraction, whose numerator is the number of calendar days the Executive was employed by the Company from the IPO Date until the date of such termination and whose denominator is 365) shall immediately become vested as of the Executive’s date of termination. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the first installment of the Base Salary continuation will be made on the 60th day following the Executive’s termination date and will include all installments that would otherwise have been made before such date.

(b) Definitions: The capitalized terms not otherwise defined in this Agreement have the following meanings:

(i) “Accrued Benefits” means (A) the Executive’s Base Salary through the Executive’s termination date, (B) reimbursement in accordance with applicable Company policy of business expenses incurred before the Executive’s termination date, (C) retirement and welfare benefits (excluding severance) to which the Executive is entitled under the terms of the applicable arrangement, and (D) any unpaid Annual Bonus from a prior calendar year.

(ii) “Cause” means: (A) the Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (B) the Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (C) the Executive’s material violation of any contract or agreement with the Company (including this Agreement) or of any statutory duty owed to the Company; (D) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (E) the Executive’s gross misconduct or material violation of a material Company policy (including policies related to discrimination or harassment); provided, however, an event will not constitute Cause unless the Company provides the Executive with written notice of such event and the Executive has not cured, if such event is capable of being cured, such event within thirty (30) days of receiving such notice.

(iii) “Disability” means the Executive’s inability due to a mental or physical impairment to perform the Executive’s duties in all material respects for sixty (60) consecutive days or 180 days in any 365-day period.

(iv) “Good Reason” means any of the following actions taken without the Executive’s consent: (A) any change to the Executive’s job title such that the Executive no longer holds the title of Chief Legal Officer or Executive Vice Chairman, (B) any change in the Executive’s reporting line such that the Executive does not report to a Reporting Officer, (C) the Company appoints or hires any other individual, other than the Executive, as the senior-most employee or executive in charge of legal matters for the Company, (D) any material failure by the Company to comply with the compensation terms contained in this letter or (E) the occurrence of a Sale Failure Trigger (as defined in Exhibit C); provided, however, an event will not constitute Good Reason, and Good Reason with respect to circumstances constituting such event will be deemed irrevocably waived by the Executive, unless (I) the Executive provides the Company with written notice within sixty (60) days (or within thirty (30) days, with respect to clauses (C) and (E)) of the first occurrence of such event, (II) the Company fails to cure such event within thirty (30) days of such notice, and (III) (1) other than with respect to clause (C), the Executive terminates employment within ten (10) days of the expiration of such cure period and (2) solely with respect to clause (C), the Executive remains employed by the Company for thirty (30) days following the expiration of such cure period (the “Transition Period”) to facilitate the transfer of the Executive’s duties and responsibilities (which Transition Period may be shorter than the thirty (30)-day period, as determined in the Company’s discretion).

5. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given (a) on the date of delivery, if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail; (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service; or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number or electronic mail address) shown in the books and records of the Company.

If to the Company:

StubHub Holdings, Inc.

175 Greenwich Street, Fl 59

New York, New York 10007

Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

6. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.

7. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

8. Governing Law; Arbitration. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions). Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company will be resolved exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California.

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company’s Chief Executive Officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth certain rights and obligations of the parties, but is not a guarantee of future employment. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company, oral or otherwise, with respect to the subject matter hereof (including, but not limited to the Employment Agreement by and between the Pugnacious Endeavors, Inc. and the Executive, effective as of August 1, 2015, as amended, the Proprietary Information, Invention Assignment and Non-Compete Agreement, dated as of August 1, 2011, by and between Pugnacious Endeavors, Inc. and the Executive, and, commencing on the Effective Date, the Prior Agreement). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement. This Agreement will inure to the benefit of and be binding upon both parties and their respective heirs, successors and assigns.

10. Executive’s Representations and Warranties. The Executive represents and warrants to the Company that (a) the Executive is not a party to or bound by any employment, non-competition, non-solicitation, non-disclosure, confidentiality or similar agreement with any other person or entity that would materially affect the Executive’s performance under this Agreement; and (b) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against the Executive in accordance with its terms.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13. Tax Matters.

(a) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance.

(i) The intent of the parties is that, if, and to the extent, the Executive is subject to taxation under the United States Internal Revenue Code of 1986, as amended (the “Code”) and Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), payments and benefits under this Agreement are exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii) If the Executive is subject to taxation under the Code and Section 409A, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13(b)(iii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STUBHUB HOLDINGS, INC.

By:	/s/ Eric H. Baker
Name: Eric H. Baker
Title: Chief Executive Officer

EXECUTIVE

/s/ Mark Streams
Mark Streams

[Signature Page to Employment Agreement]